(Exhibit 21)

                                  UNIFI, INC.

                                  SUBSIDIARIES

Name                 Address              Incorporation      Unifi Percentage of
                                                         Voting Securities Owned

Unifi, FSC Ltd.     Agana, Guam              Guam                    100%

Unifi Textured
  Yarns             Letterkenny, Ireland     United Kingdom          100%
Europe, Ltd.

Unifi International  Greensboro, NC          North Carolina          100%
Services, Inc.

Unifi Manufacturing, Greensboro, NC          North Carolina          100%
Inc. ("UMI")

Unifi Sales &        Greensboro, NC          North Carolina          100%
Distribution, Inc.

Unifi Manufacturing  Greensboro, NC          North Carolina            95%
Virginia, LLC                                                    (5% - UMI)

Unifi Export Sales,  Greensboro, NC          North Carolina            95%
LLC                                                              (5% - UMI)

Unifi Equipment      Greensboro, NC          North Carolina           100%
Leasing, LLC

Unifi Textured       Greensboro, NC          North Carolina       85.42% - UMI
Polyester, LLC                                            (14.58% - Burlington
                                                              Industries, Inc.)

Spanco Industries,   Greensboro, NC          North Carolina          100% - UMI
Inc.  ("SI")

[ SI owns:     100% Spanco International, Inc., ("SII"), a North
Carolina corporation]
[SII owns:       67% Spanco - Latin America, S.A., a Columbian sociedad
anonime; the remainder of Spanco Latin America is presently owned  by:
 1%  Unifi designees
32% Spanco - Panama, S.A. ]